Exhibit 4.9

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of April 1, 2007, among ZURN INDUSTRIES, LLC, a Delaware limited liability company (“Zurn LLC”), an indirect subsidiary of RBS GLOBAL, INC. (or its successor), a Delaware corporation (the “Company”), REXNORD, LLC, a Delaware limited liability company, f/k/a REXNORD CORPORATION, a Delaware corporation (“Rexnord” and, together with the Company, the “Issuers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 21, 2006, providing for the issuance of the Issuers’ 9 1/2% Senior Notes due 2014 (the “Securities”), initially in the aggregate principal amount of $485,000,000;

WHEREAS, Zurn Industries, Inc., a Pennsylvania corporation (“Zurn Industries”), executed that certain Second Supplemental Indenture dated February 7, 2007, pursuant to which it unconditionally guaranteed the Issuers’ Obligations under the Notes and the Indenture;

WHEREAS, Zurn Industries merged with and into its wholly-owned subsidiary, Zurn Delaware Corp., a Delaware corporation (“Zurn DE”), which was incorporated solely for the purpose of reincorporating Zurn Industries in the State of Delaware, said merger being permitted pursuant to Section 5.01(b) of the Indenture;

WHEREAS, Zurn DE has converted to a limited liability company organized under the laws of the State of Delaware known as Zurn Industries, LLC (“Zurn LLC”);

WHEREAS, Section 5.01(b) of the Indenture permits the Company to allow a Guarantor to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any Person provided, among other things, such Person expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably acceptable to the Trustee;

WHEREAS, Zurn LLC is willing to execute and deliver this Third Supplemental Indenture to ensure compliance with Section 5.01(b) of the Indenture with respect to Zurn DE’s conversion; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and Zurn LLC are authorized to execute and deliver this Third Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Zurn LLC, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2. Assumption of Obligations. Zurn LLC hereby expressly assumes all the obligations of Zurn DE (as the surviving corporation of the merger of Zurn Industries with and into Zurn DE) under the Indenture and the Guarantee of Zurn DE (as the surviving corporation of the merger of Zurn Industries with and into Zurn DE).

3. Notices. All notices or other communications to Zurn LLC shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ZURN INDUSTRIES, LLC

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President and
Chief Financial Officer

RBS GLOBAL, INC.

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President and
Chief Financial Officer

REXNORD, LLC

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

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